PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
November 1, 2011		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS THIRD QUARTER
DILUTED EPS OF $0.04 AND DILUTED EPS OF
$0.32 EXCLUDING CERTAIN ITEMS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income for the third quarter of 2011 of $1.5 million, or $0.04 per diluted common share, and $0.32 per diluted common share excluding certain items.
Third Quarter 2011 Highlights

•	Diluted earnings per common share of $0.04 for the third quarter of 2011

•	Diluted earnings per common share of $0.32 excluding certain items totaling $0.28 per diluted common share

◦
The $0.28 per common share for excluded items includes litigation settlement and related defense costs of $0.20 per common share, or $8.2 million, a non-cash charge on redemption of collateralized financings of $0.05 per common share, or $2.0 million, and net accelerated investment premium amortization of $0.03 per common share, or $1.3 million, from an increase in forecasted prepayment speeds during the quarter

•	Book value per common share of $9.15 at September 30, 2011 versus $9.59 at June 30, 2011

◦
Of this decline, $0.21 per common share relates to the decline in the fair value of the Company's investment portfolio with the remainder due primarily to the $0.28 reduction in earnings per common share from the three items noted above

Other highlights for the quarter include:

•	Generated a net interest spread of 2.43% for the third quarter of 2011 versus 2.45% for the second quarter of 2011 and 2.98% for the same period in 2010

•	Had a constant prepayment rate, or CPR, for the third quarter 2011 of 17.0% for the investment portfolio which was a decrease from 18.0% for the second quarter of 2011

•	Declared a $0.27 dividend per share to common shareholders for the quarter for an annualized dividend yield of 13.4% based on the September 30, 2011 closing stock price of $8.06

•	Received a rating upgrade to 'AA' from 'A+' on a portion of the Company's collateralized financings secured by securitized commercial mortgage loans as a result of the performance of those loans

•
As a result of the redemption of the $23.7 million in collateralized financing, annual borrowing costs will decline beginning in the fourth quarter of 2011 from 7.2% to 1.9% which, when coupled with a reduction in amortization costs on the financing, is expected to increase earnings by $2.0 million annually based on market conditions and repurchase agreement rates

•	Reported overall leverage to 6.1 times equity capital at September 30, 2011 from 5.9 times at June 30, 2011 and 4.6 times at December 31, 2010
The Company also noted that it has no outstanding repurchase agreement borrowings from, or direct exposure to, MF Global Holdings Ltd. or any of its affiliates or subsidiaries, which filed for bankruptcy protection on Monday, October 31, 2011.
As previously announced, the Company's quarterly conference call to discuss the third quarter results is Wednesday, November 2, 2011 at 11:00 a.m. ET. Interested investors may access the call and the related slides by dialing 1-877-317-6789 or by webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations/IR Highlights.”
Thomas Akin, Chairman and Chief Executive Officer, commented, "We are pleased with our results; our strategy of investment in high quality, short duration assets has proven invaluable given the volatility experienced in the third quarter.  Mortgage REITs face a myriad of challenges today and our conservative approach makes it substantially less challenging to manage a leveraged bond portfolio.  We had several items weighing down the results for the third quarter such as litigation costs, but excluding these items we delivered solid results. By entering into the litigation settlement, we were able to remove a significant contingency. We have now refinanced $23.7 million in collateralized financings, as referenced in our press release of October 4, 2011, which could save the Company as much as $2.0 million annually in interest and amortization costs. We have another $50.5 million of collateralized financings that we may refinance based on current market conditions and repurchase agreement financing terms which could save the Company an additional $0.6 million annually in interest costs. We believe our high-quality, diversified investment portfolio is positioned to deliver consistent earnings and minimal book value volatility going forward. We invite our shareholders to join our call tomorrow as we review the results for the quarter and the investment portfolio in greater detail."

Results of Operations
Net interest income increased to $14.6 million for the third quarter of 2011 versus $8.4 million for the third quarter of 2010. Most of the increase is attributable to growth in average interest earning investments to $2,494.7 million for the third quarter of 2011 from $954.1 million for the third quarter of 2010, partially offset by a decline in the yield on interest earning assets. Amortization of investment purchase premium, which reduces interest income, was $10.4 million for the third quarter of 2011 versus $0.7 million for the third quarter of 2010 and $6.6 million for the second quarter of 2011, reflecting the growing investment portfolio, the higher cost basis of recently added Agency MBS, and an increase in projected prepayment speeds. The Company increased its forecasted prepayment speeds on its Agency RMBS investment portfolio during the third quarter due to the decline in interest rates during the quarter and announced changes to the Treasury Department's HARP program. The increase in the forecasted CPR resulted in an additional $1.3 million in premium amortization on the Agency RMBS investment portfolio during the quarter. The actual CPR for Agency RMBS for the third quarter of 2011 was 23.9%, and the CPR for the entire portfolio was 17.0%. The Company is forecasting a 28% CPR for Agency RMBS for the fourth quarter of 2011.
Net portfolio interest spread for the third quarter of 2011 was 2.43% versus 2.98% for the third quarter of 2010 and 2.45% for the second quarter of 2011. The net portfolio interest spread of 2.43% is the difference between the yield on the Company's interest-earning investment portfolio of 3.59% and its cost of funds of 1.16%. Cost of funds was flat at 1.16% for the third quarter of 2011 compared to 1.16% for the second quarter of 2011.
Litigation settlement and related costs of $8.2 million includes the settlement cost of the Teamsters' litigation plus related defense costs. Loss on extinguishment of debt of $2.0 million, which is a non-cash charge, resulted from the charge-off of the bond discount related to the early redemption of $23.7 million in collateralized financings which had a coupon of 7.16% at the time of the redemption. The Company has replaced these non-recourse financings with recourse repurchase agreement financing with an initial term of 90 days at an annual interest rate of 1.92%.
Gain on sale of investments, net for the third quarter of 2011 of $0.6 million includes gain from the sale of short-reset Agency Hybrid ARMs with a par value of $70.0 million. The Company selectively sold these lower yielding investments and redeployed the proceeds in higher yielding non-Agency investments during the third quarter of 2011.
During the quarter the fair value of the Company's Agency CMBS designated as trading instruments increased $0.7 million, which was offset by a decrease of $1.4 million in the fair value of the interest rate swaps designated as trading instruments. This net loss of $0.7 million is included in fair value adjustments, net in the accompanying statements of operations.

Financial Condition
The Company's investment portfolio was $2,595.6 million at September 30, 2011 versus $2,591.1 million at June 30, 2011. During the quarter, the Company increased its investment in non-Agency MBS to $403.7 million at September 30, 2011 from $277.2 million at June 30, 2011 and decreased its investments in Agency RMBS.
Byron Boston, Chief Investment Officer, stated, "During the quarter, we continued to rotate out of higher premium Agency RMBS into investments with prepayment protection including Agency and non-Agency CMBS. Our overall investment portfolio is well diversified in its construction, which we believe mitigates our exposure to prepayment risk, credit risk and extension risk. Despite our increase in forecasted prepayment rates, our overall portfolio prepayment speeds actually declined during the quarter. With the purchases this quarter, more than half the premium in our investment portfolio is in securities with explicit prepayment protection. With respect to our non-Agency portfolio, the overall credit performance of the portfolio has been very good given the macroeconomic stress."

Agency MBS Investments
The Company purchased a total of $112.6 million in Agency MBS during the quarter consisting of $18.3 million in Hybrid Agency ARMs, $20.0 million in Agency RMBS and $74.3 million in fixed rate Agency CMBS during the third quarter.
The following table presents the Agency MBS portfolio by category and certain other information as of and for the three months ended September 30, 2011:

($ in thousands)	Fair value	Amortized cost as a % of par (1)	WAVG MTR/Maturity	WAVG CPR-period
ARMs	$358,777	104.3%	8	16.6%
Hybrid ARMs	1,337,275	106.2%	40	25.9%
Fixed rate	376,058	107.4%	99	—%
Total (2)	$2,072,110	106.0%	45	20.8%
(1) Amortized cost as a percentage of par excludes premiums related to interest-only products.
(2) Weighted averages, where applicable.
The following table summarizes certain information about the Company's Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended September 30, 2011	Quarter ended June 30, 2011	Quarter ended September 30, 2010
Weighted average annualized yield for the period	3.11%	3.17%	3.44%
Weighted average annualized cost of funds including interest rate swaps for the period	(0.81)%	(0.81)%	(0.69)%
Net interest spread for the period	2.30%	2.36%	2.75%
Average balance for the period	$2,067,614	$1,966,814	$574,395
Weighted average coupon	5.13%	4.65%	4.40%
Weighted average repurchase agreement original term to maturity (days), period end	45	50	52

Non-Agency Investments
As of September 30, 2011, the fair value of the Company's non-Agency CMBS and RMBS was $390.8 million and $12.9 million, respectively. Below is certain information about the Company's non-Agency MBS and securitized mortgage loan portfolio as of and for the quarter ended September 30, 2011:

(amounts in thousands)	CMBS	RMBS	Securitized loans
Principal balance	$357,644	$14,271	$119,425
Amortized cost basis, net of reserves	$380,122	$13,227	$118,700
Average balance for the period, amortized cost	$277,370	$10,391	$125,239
Weighted average annualized yield for the period	6.03%	6.58%	5.54%
Weighted average annualized cost of funds	(3.08)%	(1.27)%	(3.46)%
Net interest spread for the period	2.95%	5.31%	2.08%
Amortized cost (excluding reserves and I/O products) as a % of par	96.6%	92.7%	100.6%
Percentage 'AAA' and 'AA'-rated	74.4%	33.1%	59.6%
Percentage below 'AA'-rated	25.6%	66.9%	40.4%
Seriously delinquent loans (loans 60+ days past due) in the Company's securitized mortgage loan portfolio totaled $18.7 million as of September 30, 2011, $25.2 million as of June 30, 2011, and $17.7 million as of December 31, 2010. Three seriously delinquent commercial loans were liquidated in the third quarter with a total combined unpaid principal balance of $4.9 million at no loss to the Company above their net carrying balance. As of September 30, 2011, the allowance for loan losses was $2.4 million for the Company's securitized mortgage loan portfolio.
Hedging Activities
During the third quarter of 2011, the Company entered into $15 million of pay-fixed interest rate swaps with an average rate of 2.18% and original weighted average maturity of 82 months. As of September 30, 2011, the Company had a total of $1,022 million in pay-fixed interest rate swaps with a weighted average rate of 1.58% and a weighted average remaining maturity of 36 months. Of this amount, $27 million are considered trading instruments and have a weighted average rate of 2.88% and weighted average remaining maturity of 60 months and are intended to offset market value changes of Agency CMBS with a par value at September 30, 2011 of $25.5 million which are also designated as trading instruments. The remaining interest rate swaps are being used to hedge the Company's exposure to changes in LIBOR for is repurchase agreement borrowings.

Shareholders' Equity and Book Value per Common Share
Shareholders' equity was $369.5 million as of September 30, 2011 versus $386.9 million at June 30, 2011 and $292.4 million as of December 31, 2010. The decline in shareholders' equity from June 30, 2011 was due to the declared dividend of $10.9 million on the common stock in excess of earnings for the quarter of $1.5 million and a decline in accumulated other comprehensive income of $8.3 million due primarily to the decline in value on the Company's interest rate swaps. The Company's common shares outstanding at September 30, 2011 were 40,380,276 versus 40,343,159 at June 30, 2011 and 30,342,897 at December 31, 2010.
The following table summarizes the allocation of the Company's shareholders' equity as of September 30, 2011 and the net earnings contribution for the quarters indicated to each component of the Company's balance sheet:

(amounts in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity	3Q11 Net Interest Income Contribution	2Q11 Net Interest Income Contribution
Agency RMBS	$1,716,221	$1,542,593	$173,628	47.0%	$9,006	$10,099
Agency CMBS	355,889	251,341	104,548	28.3%	2,007	1,597
Non-Agency RMBS	12,921	10,048	2,873	0.8%	151	165
Non-Agency CMBS	390,784	322,850	67,934	18.4%	2,370	2,002
Securitized mortgage loans (2)	118,700	84,965	33,735	9.1%	696	940
Other investments (2)	1,059	—	1,059	0.3%	29	29
Derivative instruments(3)	—	28,838	(28,838)	(7.8)%	—	—
Cash and cash equivalents	10,156	—	10,156	2.7%	1	1
Other assets/other liabilities	27,956	23,517	4,439	1.2%	—	—
	$2,633,686	$2,264,152	$369,534	100.0%	$14,260	$14,833

(1)
Associated financing for investments includes repurchase agreements, securitization financing issued to third parties and TALF financing (the latter two of which are presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Net interest income contribution amount is after provision for loan losses.

(3)
Net interest income contribution from derivative instruments designated as hedges of repurchase agreement financing is included within net interest income contribution amounts for Agency RMBS, Agency CMBS, and non-Agency CMBS. Derivative instruments designated as trading do not have an effect on net interest income as changes in their fair value are included on the statement of income in “fair value adjustments, net”.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments, our future investment strategies, our future leverage levels and financing strategies, including future redemptions of collateralized financings and the potential impact on our operating results, and the expected performance of our investment portfolio and certain of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except per share data)

	September 30, 2011	December 31, 2010
ASSETS	(unaudited)
Agency MBS	$2,072,110	$1,192,579
Non-Agency MBS	403,705	267,356
Securitized mortgage loans, net	118,700	152,962
Other investments, net	1,059	1,229
	2,595,574	1,614,126
Cash and cash equivalents	10,156	18,836
Derivative assets	—	692
Principal receivable on investments	10,305	3,739
Accrued interest receivable	12,353	6,105
Other assets, net	5,298	6,086
Total assets	$2,633,686	$1,649,584
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,053,686	$1,234,183
Payable for securities pending settlement	74,098	—
Non-recourse collateralized financing	84,013	107,105
Derivative liabilities	28,838	3,532
Accrued interest payable	1,240	1,079
Accrued dividends payable	10,903	8,192
Other liabilities	11,374	3,136
Total liabilities	2,264,152	1,357,227

Shareholders’ equity:
Common stock, par value $.01 per share, 100,000,000 shares authorized; 40,380,276 and 30,342,897 shares issued and outstanding, respectively	404	303
Additional paid-in capital	634,317	538,304
Accumulated other comprehensive (loss) income	(1,605)	10,057
Accumulated deficit	(263,582)	(256,307)
Total shareholders' equity	369,534	292,357
Total liabilities and shareholders’ equity	$2,633,686	$1,649,584

Book value per common share	$9.15	$9.64

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest income:
Agency MBS	$14,898	$5,607	$41,660	$15,085
Non-Agency MBS	4,442	3,345	11,963	9,586
Securitized mortgage loans	1,773	2,748	5,953	9,726
Other investments	29	30	91	94
Cash and cash equivalents	1	4	6	9
	21,143	11,734	59,673	34,500
Interest expense:
Repurchase agreements	5,305	1,672	13,493	4,297
Non-recourse collateralized financing	1,278	1,661	3,856	6,674
	6,583	3,333	17,349	10,971
Net interest income	14,560	8,401	42,324	23,529
Provision for loan losses	(300)	(211)	(750)	(770)
Net interest income after provision for loan losses	14,260	8,190	41,574	22,759
Litigation settlement and related costs	(8,240)	—	(8,240)	—
(Loss) Gain on extinguishment of debt	(1,970)	561	(1,970)	561
Gain on sale of investments, net	581	—	1,323	794
Fair value adjustments, net	(662)	77	(657)	230
Other income, net	(102)	165	84	1,389
General and administrative expenses:
Compensation and benefits	(1,106)	(1,191)	(3,447)	(3,033)
Other general and administrative	(1,229)	(780)	(3,261)	(2,874)
Net income	1,532	7,022	25,406	19,826
Preferred stock dividends	—	(1,056)	—	(3,061)
Net income to common shareholders	$1,532	$5,966	$25,406	$16,765
Weighted average common shares:
Basic	40,353	17,230	37,973	15,532
Diluted	40,353	21,457	37,974	19,757
Net income per common share:
Basic	$0.04	$0.35	$0.67	$1.08
Diluted	$0.04	$0.33	$0.67	$1.00
Dividends declared per common share	$0.27	$0.25	$0.81	$0.94